Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports second quarter 2021 financial results
•Record second quarter net sales of nearly $4.4 billion, about 45% higher than prior year
•Reported earnings per diluted share (EPS) of $1.80 and adjusted EPS of $1.94
•Sales volumes grew about 24% year over year, supported by strong demand recovery across many end-use markets
•Pervasive raw material supply disruptions drove year-over-year cost inflation of a mid-to-high-teen percentage
•Selling prices increased 3.5%; additional pricing actions being implemented
•Completed Tikkurila, Wörwag, and Cetelon acquisitions in the quarter. Five acquisitions completed since December 2020; total annualized revenue of about $1.7 billion
PITTSBURGH, July 19, 2021 – PPG (NYSE:PPG) today reported second quarter 2021 net sales of approximately $4.4 billion, approximately 45% higher than the prior year. Selling prices increased by 3.5% and sales volumes were higher by approximately 24% in comparison to the previous year. Favorable foreign currency translation impacted net sales by about 6%, or about $185 million, and acquisition-related sales added more than 11% year over year.
Second quarter 2021 reported net income was $431 million, or $1.80 per diluted share, and adjusted net income was $465 million, or $1.94 per diluted share. Adjusted figures exclude after-tax items, including acquisition-related amortization expenses of $31 million and other items totaling to $3 million of expense, primarily related to environmental matters, income from legal settlements, decrease in allowance for doubtful accounts, natural disaster-related expenses, other acquisition- and integration-related costs, and a charge related to the U.K. statutory tax rate change. Second quarter 2020 reported net income from continuing operations was $99 million, or $0.42 per diluted share, and adjusted net income from continuing operations was $258 million, or $1.09 per diluted share. The second quarter 2021 reported and adjusted effective tax rates were about 27% and 23% respectively, compared to the second quarter 2020 reported and adjusted effective tax rates of about 23% and 25% respectively. Detailed reconciliations of the reported to adjusted figures are included below.
“Our strong organic sales growth reflects a partial demand recovery from the pandemic, including above-market contributions across many of our businesses. However, our volume growth was significantly tempered due to various supply and component disruptions, including those that reduced the overall manufacturing capability of our customers. In addition, despite strong underlying end-use market demand, various coatings raw material shortages and logistics issues reduced our ability to fully supply our existing order book within the quarter. Our recent acquisitions also contributed to our strong year-over-year sales growth, and they are meeting our expectations,” said Michael H. McGarry, PPG chairman and chief executive officer.

“While we delivered solid adjusted EPS in the second quarter, our results were below our April forecast. In addition to the top-line impact from the supply disruptions, we experienced continual increases in raw material and transportation costs throughout the quarter. We actively implemented additional selling price increases during the quarter and our pace of price realization is well ahead of the most recent raw material inflation cycle in 2017-2018. In addition to further selling price increases, we delivered about $40 million of structural cost savings from business restructuring programs and have increased our targeted, full-year 2021 savings by about 10%, to $135 million. We also continued our outstanding cash flow generation which year to date is about $600 million, or about $250 million higher than 2020.
“We continue to proactively manage various supply chain disruptions, which we now expect will likely persist through the third quarter. As a result, we expect that aggregate input and logistics costs will be sequentially higher in the third quarter, compared to the second quarter. We continue to prioritize further selling price increases, which we expect will fully offset raw material cost inflation before the end of 2021, on a run-rate basis. Overall economic demand growth remains very broad and robust and, as supply conditions normalize, we expect strong sales growth later this year and into next year aided by our technology advantaged products, our diverse geographic and end-use market participation, and continuing recovery from our aerospace business. As is PPG’s hallmark, we will continue to aggressively manage all aspects of our cost structure,” added McGarry.
“Finally, I am pleased that we closed the Tikkurila, Wörwag, and Cetelon transactions during the second quarter. We have now completed five acquisitions since December 2020, and we welcome all of our new colleagues to the PPG team. Our well-experienced teams are rapidly integrating these acquisitions, and we are beginning to realize initial synergies. These acquisitions have greatly improved our product and technology portfolios, geographic reach, and sustainability capabilities. In aggregate, these acquisitions bring more than 10% sales growth, based on 2019 levels, and strong earnings growth potential. I want to thank all of our employees around the world for their dedication and commitment to doing better today than yesterday, every day, in our efforts to continuously improve our company,” concluded McGarry.
Second Quarter 2021 Reportable Segment Financial Results
•Performance Coatings segment

$ in millions	2Q 2021	2Q 2020	% change
Net Sales	$2,749	$2,069	+33%
Segment income	$454	$362	+25%
Segment income %	16.5%	17.5%
Sales volumes			+9%
Selling prices			+3%
Acquisition-related sales			+14%
Foreign currency translation			+7%
Architectural coatings – Europe, Middle East and Africa (EMEA) year-over-year net sales, excluding the impact of currency and acquisitions (organic sales), increased by a mid-teen percentage, as some sequential softening for do-it-yourself (DIY) products was more than offset by strong demand for architectural trade products. Organic sales within the architectural coatings – Americas and Asia Pacific business were down by a low-single-digit percentage year over year, with differences by channel and region. Sales volumes were unfavorably impacted by raw material availability and easing of elevated demand for DIY products versus a difficult prior year comparison related to the pandemic’s impact on this end-use market. Demand for architectural trade products continues to improve and PPG customers are reporting higher-than-normal backlogs. In Mexico, the PPG-Comex architectural coatings business grew organic sales by a mid-teen percentage, as sales activity through the concessionaire network remained strong. Sales volumes in protective and marine coatings were up a low-teen percentage, led by strong PPG protective coatings growth in China and demand recovery in other regions. Aerospace sales volumes were up by a low single-digit percentage, as commercial aftermarket activity began to recover off a low base, and demand for PPG aerospace military applications remained solid. Sales volumes for automotive refinish coatings were up by about 45% aided by an easier sales comparison to the second quarter 2020, and were up a low single-digit percentage sequentially as body-shop activity continues to gradually improve. Traffic solutions represented a vast majority of the acquisition-related sales.
•Industrial Coatings segment

$ in millions	2Q 2021	2Q 2020	% change
Net Sales	$1,610	$946	+70%
Segment income	$190	$34	+458%
Segment income %	11.8%	3.6%
Sales volumes			+56%
Selling prices			+4%
Acquisition-related sales			+5%
Foreign currency translation			+5%
PPG automotive original equipment manufacturer (OEM) coatings sales volumes rose by about 75%, with differences by region, and remained above global industry automotive production rates. Global industry automotive production rates continue to be severely reduced by computer chip shortages, and U.S. automotive dealership inventory and rental car fleets remain well below historical levels. Sales volumes for the industrial coatings business continued to improve, increasing by nearly 50% year over year and about 10% sequentially, as global industrial demand continues to broadly recover. Packaging coatings sales volumes increased by a high-single-digit percentage year over year, driven by the packaged beverage can segment.
The company had cash and short-term investments totaling approximately $1.3 billion at the end of the quarter and net debt of $5.9 billion. The Tikkurila, Cetelon, and Wörwag acquisitions were funded through a combination of existing cash on hand and external financing.
In addition, the company today reported the following projections for the third quarter 2021 based on current global economic activity, broadening customer production limitations due to global computer chip shortages, continued coatings raw material supply constraints and in consideration of the near-term economic uncertainty associated with the continued impact of the pandemic:
•Aggregate net sales, including acquisitions, up 21% to 23%, with organic sales growth higher by a low single-digit percentage when compared to the third quarter 2020.
•Structural cost savings from restructuring actions of about $30 million year over year.
•Corporate expenses were $52 million in the second quarter and are expected to be about $60 million in the third quarter.
•Net interest expense of $28 million to $30 million.
•The company’s global ongoing effective tax rate of 21% to 23%.
•Full year adjusted earnings per diluted share between $7.40 and $7.60
The detailed supplementary prepared commentary related to the second quarter earnings information is posted on the company’s investor relations website and includes comparative information to the second quarter of 2019 as additional context to the second quarter 2021 results. The pandemic had the greatest impact on the company’s second quarter of 2020 financial results.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 135 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 75 countries and reported net sales of $13.8 billion in 2020. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, July 19. The company will hold a conference call to review its second quarter 2021 financial performance tomorrow, July 20, at 8 a.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/sreg/10157755/e9db70a37b. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available tomorrow, July 20, beginning at approximately 10:30 a.m. ET, through August 3 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-877-344-7529; Canada, 1-855-669-9658; international, +1-412-317-0088; passcode 10157755 . A Web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Tuesday, July 19, 2022.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the expected effects on our business of the COVID-19 pandemic and the pace of recovery from the pandemic, global economic conditions, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of our acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2020 Annual Report on Form 10-K and first quarter 2021 quarterly report on Form 10-Q are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.
All information in this release speaks only as of July 19, 2021, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investor’s understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Second Quarter 2021		Second Quarter 2020
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$431	$1.80	$99	$0.42
Acquisition-related amortization expense	31	0.13	23	0.10
Net tax charge related to UK statutory rate change	22	0.09	—	—
Acquisition-related costs, net	13	0.05	—	—
Environmental remediation charges	7	0.03	3	0.01
Expenses incurred due to natural disasters(b)	4	0.02	—	—
Decrease in allowance for doubtful accounts related to COVID-19	(11)	(0.05)	—	—
Business restructuring-related costs, net(c)	(15)	(0.06)	128	0.54
Income from legal settlements	(17)	(0.07)	—	—
Debt extinguishment charge	—	—	5	0.02
Adjusted net income, excluding certain items	$465	$1.94	$258	$1.09

	Second Quarter 2021			Second Quarter 2020
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$593	$160	27.0%	$126	$29	23.0%
Acquisition-related amortization expense	41	10	25.2%	31	8	26.1%
Net tax charge related to UK statutory rate change	—	(22)	N/A	—	—	—%
Acquisition-related costs, net	14	1	9.7%	—	—	—%
Environmental remediation charges	10	3	24.3%	4	1	24.3%
Expenses incurred due to natural disasters(b)	5	1	24.3%	—	—	—%
Decrease in allowance for doubtful accounts related to COVID-19	(14)	(3)	24.7%	—	—	—%
Business restructuring-related costs, net(c)	(19)	(4)	20.9%	173	45	26.5%
Income from legal settlements	(22)	(5)	24.3%	—	—	—%
Debt extinguishment charge	—	—	—%	7	2	24.3%
Adjusted effective tax rate, continuing operations, excluding certain items	$608	$141	23.2%	$341	$85	24.9%

(a) Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b) In the second half of 2020, Hurricanes Laura and Delta damaged a southern U.S. factory supporting the Company's specialty coatings and materials business. In the first quarter of 2021, a winter storm further damaged that factory as well as other Company factories in the southern U.S. Incremental expenses incurred in the second quarter of 2021 due to these storms included costs related to maintenance and repairs of damaged property, freight and utility premiums and other incremental expenses directly related to the impacted areas. These incremental expenses largely related to the Company's specialty coatings and materials business.
(c) Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases to previously approved programs.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended June 30		Six Months Ended June 30
	2021	2020	2021	2020
Net sales	$4,359	$3,015	$8,240	$6,392
Cost of sales, exclusive of depreciation and amortization	2,629	1,703	4,861	3,611
Selling, general and administrative (Note A)	955	766	1,846	1,671
Depreciation	96	91	186	184
Amortization	41	32	80	68
Research and development, net	107	86	209	187
Interest expense	31	41	61	73
Interest income	(6)	(5)	(12)	(14)
Business restructuring, net	(21)	165	(21)	172
Other (income)/charges, net (Note B)	(66)	10	(62)	(5)
Income before income taxes	$593	$126	$1,092	$445
Income tax expense	160	29	274	100
Income from continuing operations	433	97	818	345
Income from discontinued operations, net of tax	—	3	—	3
Net income attributable to the controlling and noncontrolling interests	433	100	818	348
Net (income)/loss attributable to noncontrolling interests	(2)	2	(9)	(3)
Net income (attributable to PPG)	$431	$102	$809	$345

Amounts attributable to PPG:
Income from continuing operations, net of tax	$431	$99	$809	$342
Income from discontinued operations, net of tax	—	3	—	3
Net income (attributable to PPG)	$431	$102	$809	$345

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.81	$0.42	$3.40	$1.45
Income from discontinued operations, net of tax	—	0.01	—	0.01
Net income (attributable to PPG)	$1.81	$0.43	$3.40	$1.46

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.80	$0.42	$3.38	$1.44
Income from discontinued operations, net of tax	—	0.01	—	0.01
Net income (attributable to PPG)	$1.80	$0.43	$3.38	$1.45

Average shares outstanding	237.8	236.6	237.6	236.6

Average shares outstanding - assuming dilution	239.8	237.6	239.4	237.6

Note A:
Selling, general and administrative expense in 2021 includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions.

Note B:
In the second quarter of 2021, Other (income)/charges, net includes favorable legal settlements.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Six Months Ended
	June 30
	2021	2020
Cash from operating activities - continuing operations	$581	$321
Cash used for investing activities:
Capital expenditures	$142	$92
Business acquisitions, net of cash balances acquired	$2,126	$45
Financing activities:
Dividends paid on PPG common stock	$256	$241

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2021	2020	2020
Current assets:
Cash and cash equivalents	$1,195	$1,826	$2,252
Short-term investments	110	96	45
Receivables, net	3,498	2,726	2,673
Inventories	2,226	1,735	1,706
Other current assets	417	415	401
Total current assets	$7,446	$6,798	$7,077

Current liabilities:
Short-term debt and current portion of long-term debt	$770	$578	$1,688
Accounts payable and accrued liabilities	4,318	3,792	3,055
Current portion of operating lease liabilities	194	180	171
Restructuring reserves	206	281	320
Total current liabilities	$5,488	$4,831	$5,234

Long-term debt	$6,387	$5,171	$4,613

PPG OPERATING METRICS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2021	2020	2020
Operating Working Capital (a)	$2,727	$1,998	$2,383
As a percent of quarter sales, annualized	15.6%	13.3%	19.8%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended June 30		Six Months Ended June 30
	2021	2020	2021	2020
Net sales
Performance Coatings	$2,749	$2,069	$5,068	$4,077
Industrial Coatings	1,610	946	3,172	2,315
Total	$4,359	$3,015	$8,240	$6,392

Segment income
Performance Coatings	$454	$362	$840	$634
Industrial Coatings	190	34	435	215
Total	$644	$396	$1,275	$849

Items not allocated to segments
Corporate	(52)	(50)	(104)	(110)
Interest expense, net of interest income	(25)	(36)	(49)	(59)
Acquisition-related costs (Note A)	(14)	—	(38)	—
Environmental remediation charges	(10)	(4)	(26)	(12)
Expenses incurred due to natural disasters (Note B)	(5)	—	(17)	—
Change in allowance for doubtful accounts related to COVID-19	14	—	14	(30)
Business restructuring-related costs, net (Note C)	19	(173)	15	(186)
Income from legal settlements	22	—	22	—
Debt extinguishment charge	—	(7)	—	(7)
Income before income taxes	$593	$126	$1,092	$445

Note A:
Acquisition-related costs include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income. Acquisition-related costs also include the impact for the step up to fair value of inventory acquired in certain acquisitions which are included in Cost of Sales, exclusive of depreciation and amortization in the condensed consolidated statement of income.
Note B:
In the second half of 2020, Hurricanes Laura and Delta damaged a southern U.S. factory supporting the Company's specialty coatings and materials business. In the first quarter of 2021, a winter storm further damaged that factory as well as other Company factories in the southern U.S. Incremental expenses incurred in the first half of 2021 due to these storms included costs related to maintenance and repairs of damaged property, freight and utility premiums and other incremental expenses directly related to the impacted areas. The majority of these costs are included in Cost of Sales, exclusive of depreciation and amortization in the condensed consolidated statement of income. These incremental expenses largely related to the Company's specialty coatings and materials business.

Note C:
Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs.
We protect and beautify the world is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.